Exhibit 99.2

FOR IMMEDIATE RELEASE

February 7, 2011

Owens & Minor Announces 13% Increase in Dividend for First Quarter

2011 and a $50 million Share Repurchase Program

Richmond, VA…Owens & Minor, Inc. (NYSE-OMI) announced that its board of directors has approved the payment of the first quarter 2011 cash dividend in the amount of $0.20 per share, a 13% increase over the prior quarter’s dividend. The cash dividend is payable on March 31, 2011, to shareholders of record as of March 15, 2011.

The company’s board of directors also authorized a share repurchase program of up to $50 million of the company’s outstanding common stock to be executed at the discretion of management over a three-year period, expiring in February 2014. The timing of repurchases and the exact number of shares of common stock to be purchased will be determined by management and will depend upon market conditions and other factors. The program is intended to offset shares issued in conjunction with the company’s stock incentive plan and may be suspended or discontinued at any time.

“Our dividend policy continues to reflect the board’s support for Owens & Minor and its strong position in the healthcare market,” said G. Gilmer Minor, III, chairman of the board of directors of Owens & Minor. “The 13% dividend increase gives our shareholders an additional cash return on their investment. And, the $50 million share repurchase authorization will primarily allow us to minimize dilution related to the company’s stock incentive plan.”

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is a leading national distributor of name-brand medical and surgical supplies and a healthcare supply-chain management company. Owens & Minor is also a member of the Russell 2000® Index, which measures the performance of the small-cap segment of the U.S. equity universe, as well as the S&P MidCap 400, which includes companies with a market capitalization of $750 million to $3.3 billion that meet certain financial standards. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate site locations, group purchasing organizations, and the federal government. Owens & Minor provides technology and consulting programs that improve inventory management and streamline logistics across the entire medical supply chain—from origin of product to patient bedside. For news releases, or for more information about Owens & Minor, visit the company website at www.owens-minor.com.

Contact:     Trudi Allcott, Director, Investor & Media Relations: 804-723-7555 or truitt.allcott@owens-minor.com